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                                                                      EXHIBIT 23


                      CONSENT OF COOPERS & LYBRAND L.L.P.

Re:  Ford Motor Credit Company Registration Statement
     No. 33-30875 on Form S-8 and Registration Statement Nos. 33-24928, 33-55237, 33-55945, 33-64263 and 33-64237 on Form S-3.

We consent to the incorporation by reference in the above Ford Motor Credit Company Registration Statements of our report dated January 26, 1996 on our audits of the consolidated financial statements of Ford Motor Credit Company and Subsidiaries at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in Ford Motor Credit Company's Current Report on Form 8-K dated February 6, 1996.

COOPERS & LYBRAND L.L.P.

/s/ Coopers & Lybrand L.L.P.


Detroit, Michigan
February 6, 1996